As filed with the Securities and Exchange Commission on May 14, 2009	Registration No. ________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UniSource Energy Corporation
(Exact name of registrant as specified in its charter)

Arizona	86-0786732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One South Church Avenue, Suite 100
Tucson, Arizona, 85701
(520) 571-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raymond S. Heyman, Esq. Senior Vice President and General Counsel UniSource Energy Corporation One South Church Avenue, Suite 100 Tucson, Arizona, 85701 (520) 571-4000	John T. Hood, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6281
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale of the securities to the public: On and after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities to be	Amount to be	offering price	aggregate offering	Amount of
registered	registered	per unit*	price*	registration fee
Common Stock, no par value	250,000	$26.60	$6,650,000	$371.07

*	Solely for the purpose of calculating the registration fee pursuant to Rule 457(c), the proposed maximum offering price has been determined on the basis of the average of the high and low prices per share for the Common Stock on May 11, 2009 as reported in the consolidated reporting system for securities traded on the New York Stock Exchange.

PROSPECTUS
UniSource Energy Corporation
One South Church Avenue, Suite 100
Tucson, Arizona 85701
(520) 571-4000
250,000 Shares
UniSource Energy Corporation
Investment Plus Plan
Common Stock
without par value

This plan provides a simple and convenient method for anyone to invest in UniSource Energy Corporation (“UniSource Energy”) common stock and the attached preferred share purchase rights. It also provides current UniSource Energy shareholders a simple and convenient method of investing their dividends in additional shares of UniSource Energy common stock.
In each case, investors pay no brokerage commissions or service charges.
The law in some jurisdictions requires us to offer shares through this plan only through a registered broker/dealer. In those instances we use BNY Mellon Securities, LLC., a subsidiary of The Bank of New York Mellon Corporation (“The Bank of New York Mellon”), as the registered broker/dealer.
UniSource Energy’s common stock is listed on the New York Stock Exchange. The ticker symbol is “UNS”.

Please see “Risk Factors” on page 2 of this prospectus and review the risk factors that we have disclosed in our public filings under the Securities Exchange Act of 1934, as amended. You should also review the documents incorporated by reference in this prospectus for additional factors you should consider.
Please read this prospectus carefully before investing and retain it for your future reference. We and the plan administrator cannot assure you of a profit or protect you against a loss on the shares of common stock you purchase under the plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 14, 2009.

PLAN SUMMARY
     This summary highlights selected information from this prospectus and is, therefore, qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the plan and investing in our common stock. You should pay special attention to “Risk Factors” and “Forward-Looking Statements.” In this prospectus, references to “we,” “us” and “our” are to UniSource Energy, and unless otherwise indicated, or the context requires otherwise, do not include our subsidiaries.
     Dividend Reinvestment. You may elect to reinvest cash dividends on all, some or none of your shares of common stock. The plan administrator will use cash dividends paid on shares as to which you elect reinvestment to purchase shares of common stock, which will be added to your plan account. We will pay cash dividends on shares as to which you do not elect reinvestment to you by check or direct deposit. See question 9.
     Optional Investments. After enrolling in the plan, you may purchase shares of our common stock through the plan in any amount from a minimum of $50, as frequently as twice monthly. You may make optional cash investments by authorizing automatic monthly withdrawals from your bank account or by sending a check to the plan administrator at any time or through payroll deductions, if you are our employee. See question 15.
     Enrollment. To enroll in the plan, you must complete and sign an enrollment form and returning it to the plan administrator at the address shown in “Plan Administration”. See question 5.
     Initial Investment. If you are not a registered owner of our common stock, you may purchase our common stock through an initial investment of at least $250, which may be made when enrolling in the plan. See question 13.
     Price of Shares Purchased Through the Plan. The price of common stock purchased through the plan will depend on whether the shares are purchased directly from us or on the open market. The price per share for shares purchased on the open market will be the weighted average price paid for all shares acquired by the plan on the applicable investment date. The price of shares acquired directly from us will be 100% of the average of the high and low sale prices on the applicable investment date. See question 22.
     Frequency of Purchases. The plan administrator will typically make purchases from us on each investment date (the 10th and 25th day of each month, or if not a business day, the preceding business day). Purchases on the open market will usually be within 5 days of the applicable investment date. See question 20.
     Certificate Deposit. You may deposit common stock certificates with the plan administrator for safekeeping. The shares represented by these certificates will be converted to book-entry shares and held in your plan account. See question 26.
     Plan Accounts. Shares of common stock held in the plan — whether purchased through optional cash investments or dividend reinvestment, deposited for safekeeping or otherwise — will be reflected in book-entry form in an account in your name.

     Selling Shares. You may direct the plan administrator to sell shares of common stock held in your plan account. You will be charged broker’s commissions and service fees in connection with sales from your plan account. See questions 29 and 34.
     Share Transfers and Gifts. You can transfer shares from your account to another person and/or purchase shares for others as a gift. See questions 27 and 28.
RISK FACTORS
     Investing in our common stock involves risks. You are urged to read and consider the risk factors described below and in any prospectus supplement as well as those described in our annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are incorporated by reference in this prospectus. In particular, you should carefully consider the factors listed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Safe Harbor for Forward-Looking Statements” as well as “Item 1A. Risk Factors,” contained in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein. Before making an investment decision, you should carefully consider these risks as well as other information that we include or incorporate by reference in this prospectus.
The price of our common stock may rise during the period between making an optional cash investment, receipt of the payment by the plan administrator and the actual purchase of the stock.
     Participants in the plan have no control over or authority to direct the timing or price at which shares of common stock are purchased for their accounts. You bear this risk by participating in the plan. You will not earn interest on funds held by the plan administrator pending their investment in common stock.
The price of our common stock may fall during the period between a request for sale, receipt of the request by the plan administrator and the sale in the open market.
     Participants should be aware that the price of our common stock may fall during the period between a request for sale, receipt of the request by the plan administrator and the sale of the stock in the open market. You bear this risk by participating in the plan. Therefore, you should evaluate this possibility when deciding whether and when to sell any shares through the plan.
FORWARD-LOOKING STATEMENTS
     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements are not statements of historical facts. Forward-looking statements may be identified by the use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions. We express our expectations, beliefs and projections in good faith and believe them to have a reasonable basis. However, we make no assurances that management’s expectations, beliefs or projections will be achieved or accomplished.

     Any forward-looking statement contained in this prospectus or any document incorporated by reference in this prospectus speaks only as of the date on which the statement is made. New factors emerge from time to time, and it is not possible for us to predict all of the factors, nor can we assess the effect of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements, whether written or oral and whether made by or on behalf of us, are expressly qualified by the risk factors and cautionary statements contained in or incorporated by reference in this prospectus, including statements contained in “Risk Factors.”
WHERE YOU CAN FIND MORE INFORMATION
Available Information
     We file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC’s toll free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. We also maintain an Internet website at http://www.uns.com. Information contained on our internet website does not constitute part of this prospectus.
Incorporation by Reference
     The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC, excluding in each case, information deemed furnished and not filed. These documents contain important information about UniSource Energy.
          • Annual Report on Form 10-K for the year ended December 31, 2008;
          • Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and
          • Current Reports on Form 8-K dated March 23, 2009, March 26, 2009, March 31, 2009, April 13, 2009 and May 4, 2009.
          • The description of UniSource Energy’s common stock contained in our Form 8-A, filed with the SEC on March 29, 1999, and any amendment or report filed for the purpose of updating such description.
     We are also incorporating by reference, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to the time we terminate this offering, excluding in each case, information deemed furnished and not filed.
     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

UniSource Energy Corporation
One South Church Avenue, Suite 100
Tucson, Arizona 85701
Attention: Records and Library Services
Telephone: (520) 745-3271
     The information contained at our Internet web site (http://www.uns.com) is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

UNISOURCE ENERGY
     UniSource Energy is a holding company that has no significant operations of its own. Operations are conducted by UniSource Energy’s subsidiaries, each of which is a separate legal entity with its own assets and liabilities. UniSource Energy owns the outstanding common stock of Tucson Electric Power Company (“TEP”), UniSource Energy Services, Inc. (“UES”), UniSource Energy Development Company (“UED”) and Millennium Energy Holdings, Inc. (“Millennium”).
     TEP, an electric utility, has provided electric service to the community of Tucson, Arizona, for over 100 years. TEP generates, transmits and distributes electricity to approximately 402,000 retail electric customers in a 1,155 square mile area in southern Arizona. TEP also sells electricity to other utilities and power marketing entities primarily located in the western United States.
     UES was established in 2003, when it acquired the Arizona gas and electric properties from Citizens Communications Company. UES, through its two operating subsidiaries, UNS Gas, Inc. (“UNS Gas”) and UNS Electric, Inc. (“UNS Electric”), provides gas and electric service to 30 communities in northern and southern Arizona.
     UED developed and owns the Black Mountain Generating Station, a natural gas-fired combustion turbine in Northern Arizona that, through a power sales agreement, provides energy to UNS Electric.
     Millennium has existing investments in unregulated businesses that represent 1% of UniSource Energy’s total assets as of March 31, 2009.
     We conduct our business in three primary business segments — TEP, UNS Gas and UNS Electric.
THE PLAN
     The following is a complete statement of the plan.
     Nothing contained herein or in any other plan information represents a recommendation that any person buy, hold or sell UniSource Energy common stock. You should make a decision to purchase shares of common stock through the plan only after reading this prospectus and the documents incorporated by reference.
CERTAIN DEFINITIONS
     For convenience of reference, the definitions of certain terms are provided below.

Business Day —	A day on which the plan administrator is open for business.

Independent Agent —	BNY Mellon Securities, LLC., a wholly-owned subsidiary of The Bank of New York Mellon, the registered broker-dealer selected by the plan administrator to purchase and/or sell shares of common stock for participants.

Initial Investment —	A payment made to UniSource Energy for the initial purchase of shares of common stock to open a plan account. The minimum Initial Investment is $250. An Initial Investment is not required from holders of shares registered in their names who are enrolling in the plan for the purpose of reinvestment of dividends or from prior participants in the plan.

Investment Date —	Investments from participants will be invested on the 10th and 25th day of each month (or, if not a Business Day, the preceding Business Day). Dividends will be reinvested on the dividend payment date. Investments made automatically through Electronic Funds Transfer are deducted on the 25th day of each month and will be invested on the next Investment Date after receipt of the funds.

Optional Investment —	A payment made subsequent to enrollment in the plan. An Optional Investment is $50 or more.

Safekeeping —	The plan’s “safekeeping” service which participants may use to deposit any common stock certificates in their possession with the plan administrator and have credited to their plan account.

Transaction Request Form —	A form completed by the participant in order to make Optional Investments, address changes, deposits of certificates, withdrawals of shares, sales of shares, or an account termination.
PURPOSE OF THE PLAN
1.	What is the purpose of the plan?
The plan provides interested investors with a convenient method of purchasing UniSource Energy common stock directly through the plan administrator and provides current shareholders with a convenient method of investing cash dividends on their UniSource Energy shares in additional shares of common stock.
ADVANTAGES AND DISADVANTAGES OF THE PLAN
2.	What are the advantages and disadvantages of the plan?
Advantages:
Direct Purchase of Stock—Participants may purchase common stock directly through the plan administrator, without the cost of brokerage or other fees.
Full or Partial Reinvestment of Dividends— Participants may reinvest dividends on all of their shares (full reinvestment), on some or all of shares held in certificate form (partial reinvestment), or receive all dividends in cash (no reinvestment).
Full Investment of Funds—The full amount of dividends, Initial Investments and Optional Investments is invested because the plan permits fractional shares to be credited to plan accounts.

Safekeeping of Certificate —Participants may deposit their UniSource Energy common stock certificates with the plan administrator, whether or not the common stock represented by those certificates was purchased through the plan. This convenience is provided at no cost to the participant and eliminates the possibility of loss, inadvertent destruction or theft of certificates. Also, because we treat shares deposited for Safekeeping in the same manner as shares purchased through the plan, they may be transferred or sold through the plan.
Giving Plan Shares—An investor may give plan shares by:
•	making an initial investment to establish a plan account for the recipient;

•	making Optional Investments to the recipient’s existing plan account; or

•	transferring shares from the investor’s plan account to the recipient’s plan account.
Sell Stock—Participants may sell shares held in their plan account, including odd-lot sales.
Brokerage Commissions—Investors pay no brokerage commissions in connection with purchases and reinvestments under the plan.
Simplified Recordkeeping—We will mail a statement of account to a participant after any investment activity and a comprehensive statement annually.
Disadvantages:
No Interest on Funds Pending Investment—Investors receive no interest on dividends, Initial Investments or Optional Investments that are held pending investment.
Delay in Determining Purchase Price—The plan administrator will not determine the number of shares purchased for a participant’s plan account and the purchase price until all shares for the relevant Investment Date have been purchased. Therefore, participants will not know the number of shares purchased or the purchase price until after the applicable Investment Date.
Return of Initial or Optional Investments—The plan administrator will not return Initial Investments or Optional Investments to a participant unless the plan administrator receives a written request two Business Days prior to the applicable Investment Date. However, the plan administrator reserves the right to return an Initial or Optional Investment for any reason (an unsigned check, for example).
Brokerage Commissions—Sales under the plan are subject to brokerage commissions.
Price of Shares—Participants cannot designate a specific price at which to sell or purchase common stock. Therefore, participants bear the risk of fluctuations in the market price of common stock.
Insurance—Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or any other entity.

PLAN ADMINISTRATION
3.	Who administers the plan?
The Bank of New York Mellon acts as plan administrator. The Bank of New York Mellon is a recognized leader in the securities processing industry and is committed to providing shareholders of UniSource Energy with quality service.
As plan administrator, The Bank of New York Mellon will
•	receive participant’s reinvested dividends,

•	purchase and hold shares of common stock acquired under the plan,

•	keep records,

•	send reports of account activity to participants, and

•	perform other duties relating to the plan.
The plan administrator will register in its name, or the name of its nominee for the benefit of the participants, all shares purchased under the plan and held by the plan administrator for each participant’s account. In the event that the plan administrator ceases to act as plan administrator, UniSource Energy will appoint a new plan administrator to administer the plan.
The plan administrator also acts as transfer agent and registrar for the common stock. Questions can be answered by contacting The Bank of New York Mellon through one of the following ways:
Website: www.bnymellon.com/shareowner
Toll-free number: 1-866-537-8709
International number: 1-201-680-6685
For the Hearing Impaired (TDD): 1-800-231-5469
Or write to:
UniSource Energy Corporation
c/o BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035
Internet:

For investments via Electronic Funds Transfer (“EFT”), share withdrawals, sale of shares and changes to investment elections, investors may use the plan administrator’s website at www.bnymellon.com/shareowner/isd.
New investors are required to establish a Personal Identification Number (“PIN”) when setting up their account and will receive their Investor Identification Number (“IID”) through the U.S. mail. Investors will use their IID to access their account information via the website or telephone in order to protect the privacy and security of their account information.
For existing shareholders to gain access, they must use the 12-digit IID which can be found in a bolded box on their check stub, statement or advice to establish their PIN. In order to access their account online, investors will be required to complete an account activation process. This one-time authentication process will be used to validate investors’ identity in addition to their 12-digit IID and self-assigned PIN.

The Bank of New York Mellon provides no advice and makes no recommendations with respect to any security. Any decision to purchase or sell must be made by each individual plan participant based on his or her own research and judgment.
PARTICIPATION IN THE PLAN
4.	Who is eligible to participate in the plan?
Direct Purchase
Any interested investor is eligible to participate in the plan for direct purchase of common stock provided that (i) they meet the requirements for participation as described in the following paragraph and (ii) in the case of citizens or residents of a country other than the United States, its territories or possessions, participation would not violate local laws applicable to UniSource Energy or the participant.
In certain jurisdictions, applicable laws require us to use a registered broker-dealer to offer common stock under the plan to persons not presently shareholders of record. No offers or sales will be effected in those jurisdictions unless UniSource Energy has satisfied the requirements of the state securities laws applicable to the operation of the plan. To the extent required by applicable law in certain jurisdictions, we will offer shares of common stock under the plan to persons not presently shareholders of record of common stock only through a registered broker/dealer in those jurisdictions. The plan administrator has selected BNY Mellon Securities, LLC. as the registered broker/dealer through whom we will offer shares in those instances and for all plan trading activity.
Dividend Reinvestment
The dividend reinvestment option of the plan is available to investors who directly hold shares (as certificates registered in their names) and to investors who hold shares through the plan. Any shareholder whose stock is registered in a name other than the shareholder’s own name (for example, in the name of a broker or bank nominee) may participate by having certificates registered in the shareholder’s own name issued for some or all of the shareholder’s shares.
5.	How does an eligible investor enroll in the plan?
After receiving a plan prospectus, eligible investors may join the plan by enrolling online or completing and signing an enrollment form and returning it to the plan administrator at the address shown in “Plan Administration.” See Question 3. Shareholders of record should sign their names on the enrollment form exactly as they appear on their certificates.
The enrollment form serves both to initiate participation and to appoint the Independent Agent to act on behalf of the participant in buying and selling shares of common stock under the plan. An eligible applicant who is enrolling in the plan for reinvestment of dividends and who is not a shareholder of record of common stock must enclose an Initial Investment of $250 or more with the enrollment form. See Questions 12 and 13.
You can make requests for an enrollment package by writing to or telephoning the plan administrator or by calling the plan administrator. See “Plan Administration,” Question 3.

6.	When will plan enrollment commence?
The plan administrator will promptly process enrollment forms. Once enrolled in the plan, participants will remain enrolled until (i) they withdraw from the plan, (ii) UniSource Energy terminates their participation in the plan, or (iii) UniSource Energy terminates the plan. See “Change in Plan Participation,” Questions 30-33.
7.	May the plan administrator restrict participation in the plan?
Yes. The plan administrator reserves the right to restrict or terminate participation in the plan if such participation appears to be contrary to the general intent of the plan or in violation of applicable law. See “Change in Plan Participation,” Questions 30-33.
DIVIDEND REINVESTMENT
8.	When may an eligible shareholder participate in automatic dividend reinvestment?
An eligible shareholder may participate in automatic dividend reinvestment at any time.
Participation with respect to the reinvestment of dividends on common stock registered in a participant’s name will commence with the first dividend payable following receipt by the plan administrator of the signed enrollment form if that form is received on or before the record date relating to that dividend. If the plan administrator receives the enrollment form after the record date, the dividend will be paid in cash and participation will be delayed until the following dividend is declared.
9.	What options are available to participants in the plan?
Participants in the plan may participate in the following ways:
Option 1
Full Reinvestment — If you choose this option 100% of all cash dividends on your shares held in the plan as well as all shares held directly by you (as certificates) registered in your name will be reinvested in additional shares of common stock. This includes any future shares you acquire either directly or through the plan.
We will reduce the amount reinvested by any amount that is required to be withheld under any applicable tax or other statutes. See “Federal Income Tax Information”, Question 44.
Option 2
Partial Reinvestment — You may choose this option only if you hold any shares in certificate form registered in your name. If you choose this option you can direct that dividends on a specified number of your shares held in certificate form be paid to you in cash. We will reinvest dividends on the remaining shares you hold in certificate form as well as all shares held in the plan.
Buying more shares in certificate form will not change your election.
Selling shares in certificate form will not change your election unless the number of shares you hold in certificate form falls below the number you specified for cash dividend payment. In that case, we will pay cash dividends to you on the number of shares you hold in certificate form.

Option 3
Cash Dividends — No Reinvestment — If you choose this option you may enroll in the plan only to make additional Optional Investments and/or deposit certificates into the plan for Safekeeping. By choosing this option you will receive all dividends in cash and no dividends will be reinvested. In lieu of receiving a dividend check, you may authorize the plan administrator to electronically credit your checking or savings account on the dividend payment date. (See “Direct Deposit of Dividends Not Reinvested”)
You may change your reinvestment option at any time via the Internet, by telephone or sending a new enrollment form to the plan administrator.
To be effective for a particular dividend, the plan administrator must receive your instructions on or before the record date relating to the dividend. If the plan administrator does not receive instructions on or before the record date, the instructions will not become effective until after the dividend is paid.
If you are a new plan participant and you do not make a reinvestment election, your account will be coded for full reinvestment and we will invest all of your dividends.
The plan permits us to credit fractions of shares, as well as full shares, to participants’ accounts. In addition, dividends in respect of such fractions, as well as full shares, will be reinvested in shares of common stock and such shares will be credited to participants’ accounts.
10.	When will the dividends be invested?
If the enrollment instruction is received by the plan administrator on or before the record date for the dividend payment, we will reinvest dividends on the next dividend payment date.
If the enrollment instruction is received after the record date for the dividend payment, we will pay the current dividend to you. The dividend after the next record date will be reinvested.
If it is not possible, for any reason, to purchase shares, than any moneys plan administrator holds for more than 30 days will be returned to you. In no event will dividends remain uninvested more than 35 days after the date of payment. We will reduce the amount of dividends reinvested by any amount that we are required to withhold under any applicable tax or other statutes. No interest will be paid on moneys held by the plan administrator pending investment.
DIRECT DEPOSIT OF DIVIDENDS NOT REINVESTED
11.	Can I have my dividends sent directly to my checking account?
Yes. If you elect not to reinvest dividends you may receive your dividends by electronic deposit to your bank, savings, or credit union account. To receive a direct deposit of funds, you may set or change your dividend election as appropriate by accessing your account through Investor ServiceDirect at www.bnymellon.com/shareowner/isd or complete and sign the appropriate section of the enrollment form and return it to the plan administrator. Direct deposit will become effective as soon as practicable after the plan administrator has received authorization.
You may change direct deposit designations online or by delivering written instructions to the plan administrator.

DIRECT PURCHASE — INITIAL INVESTMENTS AND OPTIONAL INVESTMENTS
12.	Who is required to make an Initial Investment?
Investors who do not have shares of common stock registered in their names and who wish to purchase common stock through the plan must make an Initial Investment. Shareholders who have shares of common stock registered in their names and who are electing to reinvest their dividends through the plan do not need to make an Initial Investment.
13.	How is an Initial Investment made?
Any investor whose signed enrollment form has been accepted by the plan administrator is eligible to make an Initial Investment. A participant may make the Initial Investment when enrolling. An Initial Investment must be $250 or more and must be made either by EFT or check drawn on a U.S. Bank, in U.S. currency, payable to “BNY Mellon/UniSource Energy.” The plan administrator will not accept third party checks. DO NOT SEND CASH. Please use the pre-addressed envelope provided to send the signed enrollment form and any Initial Investment.
NOTICE TO TEP CUSTOMERS: Do NOT include Initial Investments and an enrollment form with payment for utility service billings or other payments due TEP or affiliates.
14.	What are Optional Investments?
Once enrolled, plan participants are eligible to make periodic Optional Investments, as frequently as twice monthly to purchase additional shares of common stock. The minimum Optional Investment is $50.
Participants may make Optional Investments either by EFT or check drawn on a U.S. Bank, in U.S. currency, payable to “BNY Mellon/UniSource Energy.” The plan administrator will not accept third party checks. DO NOT SEND CASH. A participant may also make Optional Investments on a monthly basis automatically through Electronic Funds Transfer. See Question 15.
Participants are under no obligation to make Optional Investments and may cease making Optional Investments at any time without withdrawing from the plan.
The plan administrator will not accept Optional Investments if a participant imposes any restrictions with respect to the shares to be purchased. In addition, the plan administrator will not purchase shares for a participant without advance payment, nor will it refund any part of a participant’s Optional Investment after shares are purchased. It is not possible for the plan administrator to inform a participant in advance of how much money to send for the purchase of a full or fractional share because the per-share price will not be known until the shares are purchased.
15.	How does a participant make Optional Investments?
Optional Investments By Mail
A participant may make an Optional Investment by enclosing a check with the Transaction Request form attached to the statement of account, which the plan administrator will send to each participant. A participant may also send in a check without this form, however, the plan account number must be included on the check. You should mail payments to the following address:
BNY Mellon Shareowner Services
P.O. Box 358035, Pittsburgh, PA 15252-8035

Optional Investments by Electronic Funds Transfer
A participant may contact the plan administrator to arrange for Optional Investments to be made automatically through EFT. EFT payments are deducted monthly from the participant’s designated account through any financial institution that participates in the Automated Clearing House. Deductions are made on the 25th day of each month, or if that date is not a Business Day, the deduction will be made on the preceding Business Day. We will invest amounts received on the next Investment Date after receipt of the funds. Some financial institutions charge participants for this service.
Payroll Deduction
Employees who participate in the plan may authorize payroll deductions to purchase shares under the plan. Payroll Deduction forms can be obtained from our Payroll Department. Employees may change or terminate payroll deductions at any time by completing a new Payroll Deduction Authorization form. The commencement, change or termination will become effective as soon as practicable after we receive the authorization form.
16.	When will a participant’s Initial Investment or Optional Investment be invested?
The plan administrator must receive Optional Investments and Initial Investments at least three Business Days prior to an Investment Date to be invested on that Investment Date. Otherwise, the plan administrator will hold the Optional Investment or Initial Investment for investment until the next Investment Date. See Question 15 for information regarding when we invest EFT funds.
The plan administrator will promptly deposit Initial Investments and Optional Investments that it receives into a segregated escrow account pending investment. No Initial Investment or Optional Investment will remain uninvested more than 35 days following receipt by UniSource Energy.
17.	What happens if a check submitted for investment is returned unpaid?
If the plan administrator returns unpaid for any reason a check submitted for investment, the plan administrator will consider the request for investment of such funds null and void. We will immediately remove from the participant’s account any shares purchased with those funds. The plan administrator may sell those shares to satisfy any uncollected amounts, including the returned-check fee. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the plan administrator may sell additional shares from the participant’s account to satisfy the uncollected balance.
18.	May a participant request that an Initial Investment or Optional Investment be returned?
Yes. A participant may request, in writing, the return of an Initial Investment or Optional Investment that has not yet been invested. The plan administrator will return the funds if the request is received at least two Business Days immediately preceding the applicable Investment Date. However, no refund of a check will be made until the funds have been actually deposited into escrow by the plan administrator. Accordingly, a refund may be delayed for up to three weeks.

PURCHASES
19.	How is common stock purchased for the plan participants?
We will purchase common stock through the plan, either directly from UniSource Energy or on the open market, at our sole discretion. We will issue any shares purchased directly from UniSource Energy from UniSource Energy’s previously authorized but unissued shares. Open market transactions are effected through the Independent Agent appointed by the plan administrator. In either case, participants pay no commission charges on the purchase of common stock. The Independent Agent will have full discretion in all matters related to open market purchases, including the day and time of purchase, price paid, number of shares purchased, and the markets or persons through whom the purchases are made. The purchase price to the plan participant is the same, however, the tax basis may differ. See Question 44.
20.	When are shares purchased for the plan?
When the plan purchases shares directly from UniSource Energy, purchases will be made on each Investment Date. See the definition of Investment Date.
Purchases on the open market will usually be within 5 days of the Investment Date. The plan may purchase shares over a longer period of time to avoid having an impact on market prices. In all cases, if an investment is not completed within 30 days, we will return all funds to be invested to participants. The plan makes open market purchases through the Independent Agent, BNY Mellon Securities, LLC., a wholly-owned subsidiary of The Bank of New York Mellon.
21.	When will shares be credited to a participant’s account?
We consider shares purchased, settled and credited to a participant’s plan account on the Investment Date.
22.	How is the purchase price of the common stock determined?
When the plan purchases shares from UniSource Energy, the price per share will be 100% of the average of the highest and lowest price on the New York Stock Exchange Composite Tape for UniSource Energy common stock on the applicable Investment Date.
When the plan purchases shares on the open market, the price per share is the weighted average of all shares purchased for the applicable Investment Date.
23.	How many shares of common stock will be purchased for a participant?
The number of shares purchased for a participant will be equal to the participant’s dividends reinvested, Initial Investment or Optional Investment for the applicable Investment Date to be divided by the purchase price of the shares. We will credit the participant’s plan account with the whole and fractional shares (to four decimal places).
24.	Can a participant request the purchase of a specific number of shares or a specific price?
No. Since the purchase price of the common stock cannot be calculated until we purchase the common stock, a participant may not request the purchase of a specific number of shares.

CERTIFICATES
25.	Will certificates be issued for shares purchased through the plan?
No. The plan administrator will register the certificates for shares purchased through the plan in its name or the name of its nominee. Participants requesting the issuance of a certificate for their plan shares must submit a Transaction Request Form to the plan administrator, specifying the number of whole shares and certificates to be issued. We cannot issue certificates for fractional shares; a participant must sell fractional shares when terminating participation. We will issue the certificate in the name(s) of the participant(s) only. After the issuance of a certificate, we will deem the shares represented thereby as withdrawn from the plan. We will issue certificates within five Business Days following the receipt of the request. See Questions 27 and 28 for information on giving or transferring plan shares to others.
SAFEKEEPING OF CERTIFICATES
26.	Can certificates be deposited with the plan administrator to be held in the participant’s plan account?
Yes. Participants may use the plan’s “Safekeeping” service to deposit any common stock certificates in their possession with the plan administrator. Some of the advantages of certificate Safekeeping are:
•	No risk associated with the loss of stock certificates. Normally, an owner cannot sell or transfer shares without first obtaining replacements for any lost or stolen certificates. This process could take several weeks and results in cost and paperwork for the owner and the transfer agent. Our Safekeeping policy eliminates this risk.

•	We treat certificates deposited in the plan for Safekeeping in the same manner as shares of common stock purchased through the plan. These may be conveniently sold or transferred through the plan.

•	Participants who choose Safekeeping still have the option of receiving dividends in cash or reinvesting them.

•	There is no charge for depositing certificates for Safekeeping.
Participants may submit certificates for Safekeeping at any time.
Each participant bears the risk of the method used to submit certificates for Safekeeping. UniSource Energy strongly recommends that participants use registered mail with insurance when sending stock certificates.
We will transfer all shares represented by the certificates submitted for Safekeeping into the name of the plan administrator or its nominee and credit them to the participant’s plan account. We will then mark the physical certificate submitted to the plan administrator for Safekeeping “canceled” and ultimately discard them. We will mail to the participant a statement of account showing the number of shares credited to the participant’s plan account.
A participant may not assign or pledge shares of common stock held in his or her account. (See Questions 41.) Participants must replace lost certificates before they can be submitted for Safekeeping.

It is the participant’s responsibility to establish and maintain a record of the cost of shares represented by certificates sent to the plan administrator for Safekeeping. In addition, the plan administrator reserves the right to establish limits on the number of shares held for Safekeeping and minimum time periods for retention of these shares in the plan. This reservation is intended to minimize administrative expense and discourage use of the plan for purposes other than as a continuing investment service.
GIVING PLAN SHARES TO OTHERS
27.	Can plan shares be given to others?
Yes. Common stock can be given to others in three ways:
•	A donor may make an Initial Investment to establish an account in the recipient’s name. Under this method, the donor completes and submits to the plan administrator an enrollment form in the recipient’s name together with an Initial Investment of $250 or more.

•	A donor may submit an Optional Investment in an amount of $50 or more on behalf of an existing participant; or

•	An existing participant may transfer shares from his or her account to a new or existing recipient’s account. See Question 28.
In order to establish a new account for a gift recipient a participant must complete and submit to the plan administrator an enrollment form in the recipient’s name. See Question 28.
Unless otherwise requested by the donor, the recipient will receive a statement of account showing the number of shares given to and held in the recipient’s plan account.
28.	May participants assign or transfer all or part of their shares held under the plan to another person?
Yes. Participants may transfer or give shares held in their plan account, as gifts, at any time. Transfers can be made in book-entry or certificate form. Participants should call or write to the plan administrator to make requests.
To transfer shares from an existing plan account to a new participant plan account follow the steps listed below. There is no fee for transferring shares to another participant.
•	Call the plan administrator toll free at 1-866-537-8709 and request a current plan prospectus and enrollment form. Complete the enrollment form, providing the full registration name, address and social security number of the new participant.

•	Mail the completed enrollment form and a written request indicating the number of shares (full and fractional) which should be transferred to the new participant. All participants in the current account must sign the instructions and their signatures must be guaranteed by a bank, broker or financial institution that is a member of the Signature Guarantee Medallion Program.

•	Unless otherwise directed on the enrollment form, the new account will automatically be enrolled in the plan with all dividends reinvested.

SALE OF SHARES
29.	How may participants sell their plan shares?
Participants may instruct the plan administrator via the Internet, telephone or in writing to sell any or all shares held in a plan account at any time. You may also complete and sign the tear-off portion of your account statement (Transaction Request Form) and mail it to the plan administrator. The request should indicate the number of shares to be sold and must be signed by ALL account owners. Participants may sell shares acquired through and held in the plan, as well as shares surrendered for Safekeeping, in this manner. The plan administrator aggregates all requests to sell shares then sells the total number of shares on the open market. Sales are made through the BNY Mellon Securities, LLC., the Independent Agent. The shares may be sold on any exchange on which the shares are listed. Shares are sold at least weekly, and depending on the volume, as frequently as daily.
The selling price will not be known until the sale is completed. The common stock price may fall between the time you request the sale and the sale is made.
A participant may not revoke a request to sell shares.
A check will be issued for the proceeds of the sale less any brokerage commission, service fees and applicable taxes within four Business Days following the date of such sale. The check will be made payable to the registered account owners only. See Questions 34 and 44.
The Independent Agent will have full discretion in all matters related to the sale, including the day and time of sale, sale price, and the markets or persons through whom the shares are sold. Participants cannot specify a price at which to sell their shares.
Shareholders who hold shares outside the plan may not sell those shares through the plan.
Participants who sell ALL of their shares that are held in the plan automatically terminate their participation in the plan. A participant may not revoke a request to sell shares after it is received by the plan administrator. However, participants may elect to re-enroll at any time provided that they remain eligible to participate. See Questions 4 and 5.
CHANGE IN PLAN PARTICIPATION
30.	How may a participant change options under the plan?
A participant may change investment options online, by telephone or by signing a new enrollment form and returning it to the plan administrator. Participants may obtain new enrollment forms from the plan administrator via the Internet, telephone or by written request. Any change in options with respect to reinvestment of dividends must be received by the plan administrator prior to the record date relating to a dividend payment in order to be effective for that particular dividend.
31.	How may a participant terminate participation in the plan?
Participants may terminate participation in the plan at any time. Notice may be made by telephone, in writing or by changing your dividend election on the plan administrator’s website. To be effective for a given dividend payment, the plan administrator must receive notice by the record date of that dividend. The plan administrator will continue to hold your shares unless you request them to be sold or issued. To do so, simply complete the tear-off stub at the bottom of your account statement (Transaction

Advice Form) and mail it to the plan administrator. All account owners must sign the request. Upon receipt of your instructions, a certificate for the full shares held in the plan account will be issued or sold and any fractional shares held in the plan account will also be sold. You will receive a check for the proceeds, less applicable taxes and transaction fees, from any sale of shares.
We will invest Optional Investments received prior to the request to terminate plan participation on the next Investment Date unless the participant timely requests the return of that Optional Investment. See Question 18.
32.	What happens to fractional shares when participants terminate their plan accounts?
As soon as practicable after the settlement for the applicable sale we will mail to each participant that terminates their plan accounts cash payments representing any fractional share held, less brokerage commissions, taxes and service fees. For participants selling fractional shares, the proceeds, if any, of the sale of fractional shares will be the fraction multiplied by the whole-share price less applicable brokerage commissions.
33.	May the plan administrator terminate a participant’s plan participation?
Yes. The plan administrator may terminate a plan account for any of the following reasons:
•	the plan account becomes subject to any unclaimed property law;

•	the plan administrator receives proper notification of a participant’s death or incapacity;

•	the participant does not maintain at least one whole share of common stock in the plan account; or

•	the plan administrator believes that a participant’s participation in the plan is contrary to the general intent of the plan or in violation of applicable law.
The plan administrator will notify the participant prior to such termination. The plan administrator will issue a certificate for whole shares and a check for the net cash value of any fractional share in the plan account, less applicable brokerage commissions, taxes and service fees.
In the event that the plan account is terminated for any of the foregoing reasons, we will distribute the account assets to the appropriate state for unclaimed property purposes, the participant, or his or her beneficiary, as the case may be.
In addition, UniSource Energy retains the right, in its sole discretion, to terminate or suspend the plan. See Question 40 below.
COSTS
34.	What costs are associated with participation in the plan?
In most cases UniSource Energy will pay the fees and expenses to operate the plan. However, there are some service fees and brokerage commissions which will be charged directly to participants. You will incur no broker fees, commissions or other charges for shares purchased from UniSource Energy for your plan account. Your cost in administrative service fees and brokerage commission for each type of transaction are as follows and are considered part of the “Terms and Conditions” of the plan:

Purchases

Dividend Reinvestments	Company Paid
Initial Investments / Enrollment	Company Paid
Optional Investments	Company Paid
Brokerage commissions — newly-issued stock	None
Brokerage commissions — open market purchases	Company Paid
     This may result in taxable income and an increase in tax basis. See Question 44.
Sales

Service fee	$5.00 per transaction
Plus brokerage commission	$0.10 per share sold
     See Question 44.
Other

Deposit of certificates for Safekeeping	Company Paid
Transfer of shares to another participant (Book to Book)	Company Paid
Account termination	$5.00 per account
Issuance of certificates	Company Paid
     Fees are subject to change; written notification will be provided 90 days prior.
Minimum Investments

Initial Investment	$250.00
Optional Investments	$50.00
Maximum investments	None
REPORTS TO PARTICIPANTS
35.	What reports are sent to participants?
The plan administrator will send to you a statement as soon as practicable after each investment. The statement will show the purchase price, service fees (if any) and shares credited to your account.
The plan administrator will mail to you a quarterly statement showing all year-to-date transactions as soon as practicable, after each dividend payment date. Retain these statements for tax purposes.
Statements have tear-off instruction forms which you should fill out when providing the plan administrator with instructions for certificate issuance, sales, purchases, terminations or certificate deposits.
Each participant should retain all confirmations and statements of account for their records so as to be able to establish the cost basis of shares purchased under the plan for income tax and other purposes.
The plan administrator will also provide a statement of account upon request, at no cost. In addition, participants will receive copies of any amendments to the prospectus relating to the plan and will receive copies of the same communications sent to all other shareholders, including UniSource Energy’s quarterly reports and annual reports to shareholders, notices of annual meetings and accompanying proxy materials. The plan administrator will address all communication to participants to the latest address of record; therefore, it is important that participants promptly notify the plan administrator of any change of address.

OTHER INFORMATION
36.	What happens if UniSource Energy declares a dividend payable in common stock or a stock split?
We will credit any dividends in the form of shares of common stock and any shares resulting from a common stock split on shares held in a participant’s plan to the participant’s plan account. We will mail notification of a stock dividend or stock split directly to the participant in the same manner as to shareholders who are not participating in the plan. We may curtail or suspend transaction processing until the completion of any stock dividend or stock split.
37.	If UniSource Energy has a rights offering, how will a participant’s entitlement be computed?
We will base a participant’s entitlement in a regular rights offering upon his total holdings. We will issue rights certificates for the number of whole shares only, however, and we will sell rights based on a fraction of a share held in a participant’s account for his account and the net proceeds will be invested. We may curtail or suspend transaction processing until the completion of any rights offering.
38.	Will a participant’s shares be voted at meetings of shareholders?
Participants in the plan will receive a proxy statement and a proxy card representing whole plan account shares as well as any common stock held of record. Participants may vote shares held in the plan in person or by proxy, just like any other share.
39.	What is the responsibility of UniSource Energy and its agents under the plan?
Neither UniSource Energy, the plan administrator, nor the Independent Agent (nor any of their respective agents, representatives, employees, officers or directors) will be liable for any act done in good faith or for any good faith omission to act with respect to the plan, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death or with respect to the prices or times at which, or sources from which, shares are purchased or sold for participants, or with respect to any fluctuation in market value before or after any purchase or sale of shares. This limitation of liability will not constitute a waiver by any participant of their rights under the federal securities laws of the United States.
UniSource Energy cannot and will not guarantee a profit, or protect participants against loss, on shares purchased or sold pursuant to the plan. The market price of common stock can fluctuate substantially.
40.	May the plan be changed or discontinued?
Yes. UniSource Energy may suspend, modify or terminate the plan at any time in whole or in part. The plan administrator will notify all participants of any suspension, modification or termination of the plan. UniSource Energy also reserves the right to interpret and regulate the plan as it deems necessary or desirable. UniSource Energy may register additional shares for sale under the plan from time to time.
41.	May common stock held in a plan account be pledged as collateral?
No. Participants may not assign or pledge as collateral common stock held in a plan account. Participants wishing to assign or pledge their common stock as collateral must have certificates issued for the shares. After the issuance of a certificate, we will deem the shares represented thereby as withdrawn from the plan. Those certificates can then be delivered for collateral.
42.	How may instructions be given to the plan administrator?
Statements have tear-off instruction forms which you should fill out when providing the plan administrator with instructions for certificate issuance, sales, purchases, terminations or certificate deposits.
You can use your assigned IID along with your PIN number to perform certain transactions over the Internet or on the telephone.
43.	Under what state’s law will the plan be governed?
Arizona law governs the terms and conditions of the plan.
FEDERAL INCOME TAX INFORMATION
44.	What are the Federal income tax consequences of plan participation?
UniSource Energy believes the following is an accurate summary of certain federal income tax consequences of participation in the plan. This summary does not describe all of the material federal income tax considerations that may be relevant to plan participants in light of their particular circumstances or to plan participants that are subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to market method of accounting for federal income tax purposes, partnerships and other pass through entities and persons that would hold common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction and participants whose functional currency is not the U.S. dollar. In addition, this summary does not address the effect of any state, local or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.
Dividend Reinvestment
With respect to reinvested cash dividends used to purchase shares in the open market, a participant will be treated for federal income tax purposes as having received on the dividend payment date a distribution in an amount equal to the cash reinvested, plus the brokerage fees paid by UniSource Energy to obtain the shares. That amount will be treated as dividend income to the participant to the extent of Unisource Energy’s current or accumulated earnings and profits, as determined for federal income tax purposes. The initial tax basis of the shares so purchased will be equal to the amount of the cash reinvested, plus the brokerage fees paid by UniSource Energy.
With respect to reinvested cash dividends that are used to acquire shares of common stock directly from UniSource Energy, a participant will be treated for federal income tax purposes as having received on the dividend payment date a distribution in an amount equal to the fair market value on that date of the full number of shares and any fractional shares purchased with the reinvested dividends. The fair market value of those shares on the dividend payment date will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of UniSource Energy, as determined for federal income tax purposes. The tax basis of the shares so purchased will be equal to the fair market value of those shares on the dividend payment date.
Other Purchases
Participants who purchase common stock through voluntary payments to the plan are not treated for federal income tax purposes as recognizing income by virtue of the voluntary payment. A participant’s share of brokerage commissions paid by UniSource Energy in respect of such purchases will constitute taxable income to such participant. The tax basis of shares of common stock purchased with Initial Investments and Optional Investments will equal the amount invested, plus the amount included in income as a result of brokerage commissions paid by UniSource Energy in respect of such purchases.
[Employees who purchase common stock through payroll deductions will recognize the same amount of compensation income for federal income tax purposes as they would have recognized had they not purchased common stock through automatic payroll deductions but rather had received cash.]
Sales
Gain or loss will be realized by a participant when whole and fractional shares are sold pursuant to the participant’s request to sell shares held in the plan and when whole shares are sold by the participant. A participant who receives on termination of participation or termination of the plan a cash adjustment for a fractional share interest will recognize gain or loss with respect to such fraction. Such gain or loss will be measured by the difference between the amount the participant receives and his or her tax basis for the shares, or fraction of a share, sold. Shares of common stock will normally constitute long- or short-term capital gain or loss depending on the period for which the shares were held.
Withholding and Tax Reporting
Participants who are not U.S. persons are generally subject to U.S. withholding tax with respect to dividends on shares held in their accounts. The amount of withholding is determined in accordance with U.S. Treasury Regulations (which may, among other things, permit withholding from the gross amount of a dividend, without regard to earnings and profits) and is imposed at a 30 percent rate, unless a lower rate is provided for in an applicable income tax treaty. Other participants may be subject to U.S. backup withholding. For participants who are subject to U.S. withholding tax or backup withholding, UniSource Energy or the applicable withholding agent will withhold the required taxes from the gross dividends or proceeds from the sale of the shares. The dividends or proceeds of a sale received by the participant, or dividends reinvested on behalf of the participant, will be net of the withheld amounts.
The IRS Form 1099-DIV mailed to each participant with respect to each year will report the dividend income realized by the participant during the year, including such participant’s share of brokerage fees paid by UniSource Energy in respect of reinvested dividends or optional cash investments. That income may differ from the total of the reinvested dividends. An IRS Form 1099-B will be furnished to the participant in respect of any sales of shares through the plan.
USE OF PROCEEDS
     To the extent that shares are purchased directly from UniSource Energy, UniSource Energy intends to use the net proceeds for general corporate purposes. UniSource Energy has no basis for estimating either the number of shares of common stock that will ultimately be sold pursuant to the plan or the prices at which such shares will be sold. UniSource Energy will receive no net proceeds from the offering of shares which are purchased by the Independent Agent in open market transactions.
DESCRIPTION OF CAPITAL STOCK
     General
     The authorized capital stock of UniSource Energy presently consists of 76,000,000 shares, of which 75,000,000 shares are common stock without par value, and 1,000,000 shares are preferred stock without par value (“Preferred Stock”). As of May 12, 2009, there were 35,614,539 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.
     The following is a summary of certain rights and privileges of the holders of UniSource Energy’s stock. This summary does not purport to be complete. The following information is qualified in its entirety by reference to UniSource Energy’s Amended and Restated Articles of Incorporation and to the laws of the State of Arizona.
     Common Stock
     Dividend Rights. UniSource Energy may pay dividends on shares of common stock out of any funds legally available for payment, when and as declared by UniSource Energy’s Board of Directors. Payment of dividends may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.
     Liquidation Rights. In the event of any dissolution or other winding up of UniSource Energy, whether voluntary or involuntary, the assets of UniSource Energy available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the common stock. Those distributions may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.
     Voting Rights. All voting power is vested in the holders of the common stock, except as otherwise specified with respect to the Preferred Stock, or any series of Preferred Stock. With respect to the election of directors and each other matter coming before any meeting of shareholders, each holder of the common stock shall be entitled to one (1) vote for each share of such stock outstanding in the name of that holder on the books of UniSource Energy.
     The participant will vote the shares held in the plan in the same manner as shares in certificated form. Each participant in the plan will receive a Notice of the Annual Meeting, a Proxy Statement, a proxy voting card and UniSource Energy’s Annual Report to Shareholders. The proxy voting card will solicit proxies for the whole plan shares held in a participant’s plan account along with any shares a participant may hold in certificated form outside of the plan.
     Miscellaneous. The common stock has no preemptive or conversion rights or redemption or sinking fund provisions and the outstanding common stock is fully paid and non-assessable.
     Preferred Stock
     The Board of Directors of UniSource Energy has authority to divide the Preferred Stock into series and to determine the designation, preferences, and voting powers of the shares of each series so established and the restrictions and qualifications thereof, all to the extent and in the manner provided by law.

     Arizona Business Combination Statute
     General
     The Arizona business combination statute would limit our ability to engage in Business Combinations with Interested Shareholders (each as defined below).
     “Business Combination” means any (A) merger or consolidation of UniSource Energy or any UniSource Energy subsidiary with an Interested Shareholder, (B) exchange of shares of UniSource Energy common stock or any UniSource Energy subsidiary for shares of an Interested Shareholder, or (C) sale, lease, transfer or other disposition to or with an Interested Shareholder of 10% or more of the consolidated assets of UniSource Energy.
     “Interested Shareholder” means any person other than UniSource Energy or a UniSource Energy subsidiary that is either (A) a direct or indirect beneficial owner of 10% or more of the voting power of the outstanding UniSource Energy common stock or (B) an affiliate of UniSource Energy who at any time during the three years immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding UniSource Energy common stock.
     “Share Acquisition Date” means the date that a person first becomes an Interested Shareholder of UniSource Energy.
     Business Combinations Within Three Years After Share Acquisition Date. For three years after an Interested Shareholder’s Share Acquisition Date, UniSource Energy may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless, before the Interested Shareholder’s Share Acquisition Date, a committee of disinterested directors approved either:
•	the Business Combination; or

•	the acquisition of common stock made by the Interested Shareholder on the Interested Shareholder’s Share Acquisition Date.
     Business Combinations More Than Three Years After Share Acquisition Date. If a committee of disinterested directors has not approved the Business Combination or the acquisition of common stock as provided above, UniSource Energy may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless:
•	the Business Combination is consummated no earlier than three years after the Interested Shareholder’s Share Acquisition Date, and before the Share Acquisition Date, the UniSource Energy Board of Directors approved either
•   the Business Combination; or
•   the acquisition of common stock made by the Interested Shareholder on the Share Acquisition Date; or

•	the Business Combination is approved no earlier than three years after the Interested Shareholder’s Share Acquisition Date by the affirmative vote of a majority of the outstanding voting shares of UniSource Energy common stock (excluding shares of common stock beneficially owned by the Interested Shareholder or any affiliate thereof);

•	the Business Combination is consummated no earlier than three years after the Interested Shareholder’s Share Acquisition Date and meets certain specified conditions designed to ensure against discriminatory pricing.
     Arizona Control Share Acquisition Statute
     General. The Arizona control share acquisition statute would limit the voting rights of a person who acquires shares of UniSource Energy under certain circumstances in a Control Share Acquisition (as defined below).
     Control Share Acquisition means an acquisition, directly or indirectly (in one or more transactions within 120 days or pursuant to a plan), by a person of beneficial ownership of shares of UniSource Energy common stock that would, but for the limitations in the control share acquisition statute, entitle the acquiring person to exercise a new range of voting power within the following specified ranges: (A) at least 20% but less than 33-1/3%, (B) at least 33-1/3% but less than or equal to 50% and (C) over 50%.
     Information Statement. Within ten days after a Control Share Acquisition, the acquiring person must deliver to the corporation an information statement specifying, among other things, the range of voting power in the election of directors that, but for the limitations in the statute, the acquiring person believes would result from the Control Share Acquisition. At the time of delivery of the information statement, the acquiring person may request that a special meeting of shareholders be called to consider the voting rights of “excess” shares (referred to below).
     Limitation on Voting Rights of “Excess” Shares. To the extent that shares of UniSource Energy common stock acquired in a Control Share Acquisition exceed the threshold of voting power of any of the next specified range of voting power, such “excess” shares will have the same voting rights as other shares of UniSource Energy common stock for election of directors but will not have the right to vote on other matters unless approved by a shareholder resolution at an annual or special meeting. Such resolution must be approved by the affirmative vote of a majority of the outstanding voting shares of UniSource Energy common stock (excluding shares owned by the acquiring person, its affiliates or any officer or director of UniSource Energy).
     Financing Agreement. The status of voting rights of “excess” shares is not required to be presented for consideration at any meeting of shareholders unless, at the time of delivery of the information statement referred to above, the acquiring person has entered into a definitive financing agreement for any financing of the acquisition not to be provided by monies of the acquiring person.
     Redemption by UniSource Energy. If an acquiring person fails to deliver the required information statement within ten days after a Control Share Acquisition or if the UniSource Energy shareholders have voted not to accord voting rights to an acquiring person’s “excess” shares referred to above, then UniSource Energy may call for the redemption of such “excess” shares at the fair market value of those shares at the time the call for redemption is given.

     Antitakeover Effect
     The provisions of Arizona Law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of UniSource Energy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.
EXPERTS
     The consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2008, incorporated in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PARTICIPANT INFORMATION
UniSource Energy Corporation

Headquarters:	UniSource Energy Corporation
One South Church Avenue, Suite 100
Tucson, AZ 85701
(520) 571-4000

Account Information: — Stock Transfer Requirements,	The Bank of New York Mellon
Plan and Account Information:	P.O. Box 358035
Pittsburgh, PA 15252-8035

— Telephone Number:	1-866-537-8709
— Home page:	www.bnymellon.com/shareowner
— Email address:	shrrelations@bnymellon.com

Plan Transaction Processing	The Bank of New York Mellon
Mailing Address:	P.O. Box 358035
Pittsburgh, PA 15252-8035

Other Information:
— Mailing Address:	UniSource Energy Corporation
Investor Relations
P.O. Box 711
Tucson, AZ 85702

— Telephone Number:	(520) 884-3649
— Home Page:	http://www.uns.com
— Fax Number:	(520) 884-3602
— Email address	IR@uns.com

To Order Reports and Copies of	UniSource Energy Corporation
Incorporated Documents:	Records & Library Services-RC102
P.O. Box 711
Tucson, AZ 85702
(520) 745-3362

Stock Listing Information: — Ticker Symbol (NYSE):	UNS
— Financial Listings	UniSrcEngy
(Wall Street Jrnl):

CUSIP Number:	909205 10 6

No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by UniSource Energy Corporation. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities described in this prospectus, or an offer to sell, or the solicitation of an offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.
UniSource Energy Corporation
Investment Plus Plan

Common Stock
without par value

PROSPECTUS
250,000 Shares
May 14, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

S.E.C. Filing Fee	$371.07
Listing Fees	5,000.00
Printing Expenses*	2,000.00
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses*	50,000.00
Marketing Fees and Expenses*	10,000.00
Miscellaneous*	2,000.00

Total*	$74,371.07

*	Estimated.
Item 15. Indemnification of Directors and Officers.
     Arizona corporate law generally authorizes, on a non-exclusive basis, indemnification of officers and directors who have acted or failed to act, in good faith, in a manner believed to be in or not opposed to the best interest of UniSource Energy (with certain limitations in the case of actions by or in the right of UniSource Energy) and mandates such indemnification in the case of an officer or director who is successful on the merits or otherwise in defense of claims by reason of the individual’s status as an officer or director.
     Article SIXTH of the Restated Articles of Incorporation of UniSource Energy, as amended provides in pertinent part as follows:
     SIXTH:
     (B) No director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SIXTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.
     (C) (1) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any individual who is or was a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any Proceeding (as hereafter defined) because such individual is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all Liability (as hereinafter defined) incurred by such individual in connection with such Proceeding.
     As used in this paragraph (C) of Article SIXTH, (a) the term “Expenses” includes attorneys’ fees and all other costs and expenses reasonably related to a Proceeding, (b) the term “Liability” means the obligation to pay a judgment, settlement, penalty or fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable Expenses incurred with respect to a Proceeding, and includes without limitation obligations and Expenses that have not yet been paid but that have been or may be incurred, and (c) the term “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation any action, suit or proceeding by or in the right of the Corporation and including, further, any appeal in connection with any such action, suit or proceeding.
          (2) The Corporation shall, to the maximum extent permitted by applicable law, pay any Expenses incurred by a director or officer of the Corporation in defending any such Proceeding in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such individual to repay such advances if it is ultimately determined that such individual did not meet any standard of conduct prescribed by applicable law and upon the satisfaction of such other conditions as may be imposed by applicable law.
          (3) The Corporation, by resolution of the Board of Directors, may extend the benefits of this paragraph (C) of Article SIXTH to employees and agents of the Corporation (each individual entitled to benefits under this paragraph (C) being hereinafter sometimes called an “Indemnified Person”).
          (4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Proceedings commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.
          (5) The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any person who is an Indemnified Person against any Liability asserted against or incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. As used in this Section, “insurance” includes retrospectively rated and self-insured programs; provided, however, that no such program shall provide coverage for directors and officers which is prohibited by applicable law. The Corporation’s indemnity of any individual who is an Indemnified Person shall be reduced by any amounts such individual may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or (b) from any other entity or enterprise served by such individual.
          (6) The rights to indemnification and to the advancement of Expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.
          (7) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of Expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.
Item 16. Exhibits
     Reference is made to the Exhibit Index on page II-8 hereof.

Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change on the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of .prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430B:

     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY
     Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named on the cover of this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendment in its name and behalf.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Tucson, State of Arizona, on May 14, 2009.

UNISOURCE ENERGY CORPORATION
By:	/s/ Paul J. Bonavia
Paul J. Bonavia
Chairman, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Kevin P. Larson
Kevin P. Larson
Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)

By:	/s/ Karen G. Kissinger
Karen G. Kissinger
Vice President, Controller, and Chief Compliance Officer (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence J. Aldrich Lawrence J. Aldrich	Director	May 14, 2009

/s/ Barbara M. Baumann Barbara M. Baumann	Director	May 14, 2009

/s/ Larry W. Bickle Larry W. Bickle	Director	May 14, 2009

/s/ Elizabeth T. Bilby Elizabeth T. Bilby	Director	May 14, 2009

/s/ Harold W. Burlingame Harold W. Burlingame	Director	May 14, 2009

/s/ John L. Carter John L. Carter	Director	May 14, 2009

/s/ Robert A. Elliott Robert A. Elliott	Director	May 14, 2009

/s/ Daniel W. L. Fessler Daniel W. L. Fessler	Director	May 14, 2009

/s/ Louise L. Francesconi Louise L. Francesconi	Director	May 14, 2009

/s/ Warren Y. Jobe Warren Y. Jobe	Director	May 14, 2009

/s/ Ramiro G. Peru Ramiro G. Peru	Director	May 14, 2009

/s/ Gregory A. Pivirotto Gregory A. Pivirotto	Director	May 14, 2009

/s/ Joaquin Ruiz Joaquin Ruiz	Director	May 14, 2009

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

* 4(a)	—	Amended and Restated Articles of Incorporation (filed with the Commission on January 30, 1998, as Exhibit 2(a) to Registrant’s Amendment No. 1 to Form 8-A and incorporated herein by reference thereto).

* 4(b)	—	Bylaws, as amended February 27, 2008 (filed with the Commission on February 28, 2008 as Exhibit 3(b) to Registrant’s Form 10-K for the year ended December 31, 2007 and incorporated herein by reference thereto).

5(a)	—	Opinion of Raymond S. Heyman, Esq.

5(b) and 8	—	Opinion of Morgan, Lewis & Bockius LLP.

15	—	Letter regarding un-audited interim financial information.

23(a)	—	The Consents of Raymond S. Heyman and Morgan, Lewis & Bockius LLP are contained in their opinions as Exhibits 5(a) and 5(b) and 8, respectively.

23(b)	—	Consent of Independent Registered Public Accounting Firm.

24	—	Power of Attorney is contained herein at page II-6.

*	Previously filed.